Exhibit 99.2
SECOND AMENDMENT TO THE
BLUELINX CORPORATION SALARIED SAVINGS PLAN
     THIS AMENDMENT to the BlueLinx Corporation Salaried Savings Plan, effective as of May 7, 2004 (the “Plan”), made this 6th day of November, 2006, by BlueLinx Corporation (hereinafter referred to as the “Company”), to be effective as specified herein.
W I T N E S S E T H:
     WHEREAS, the Company sponsors and maintains the Plan and its accompanying trust for the exclusive benefit of its employees and their beneficiaries and pursuant to Section 10.6 thereof, the Company has the right to amend the Plan at any time; and
     WHEREAS, the Company wishes at this time to amend the Plan in order to provide for the revision of the eligibility provisions of the Plan, for addition to the Plan of certain provisions designed to bring the Plan into compliance with certain Internal Revenue Service regulations, and for other purposes;
     NOW, THEREFORE, the Plan is hereby amended effective as specified herein.
1.
     Section 4.2(g) of the Plan is amended by deleting the first sentence and inserting in its place the following, effective as of January 1, 2006:
If a Participant’s Deferred Compensation under this Plan together with any elective deferrals (as defined in Regulation Section 1.402(g)-1(b)) under another qualified cash or deferred arrangement (as described in Code Section 401(k), including amounts that are includible in gross income for the taxable year under Code Section 402A), an employer contribution to a simplified employee pension (as described in Code Section 408(k)(6)), any elective contributions to a simple individual retirement account plan (as described in Code Section 408(p)), any employer contribution to purchase an annuity contract under Code Section 403(b) under a salary reduction agreement within the meaning of Code Section 3121(a)(5)(D), or any elective deferrals to a trust described in Code Section

501(c)(18) cumulatively exceed the limitation imposed by Code Section 402(g) (as adjusted annually in accordance with Code Section 415(d) pursuant to Regulations) for such Participant’s taxable year, the Participant may, not later than March 1 following the close of the Participant’s taxable year, notify the Administrator in writing of such excess and request that the Participant’s Deferred Compensation under this Plan be reduced by an amount specified by the Participant.
2.
     Section 4.5(e) of the Plan is amended by deleting the last sentence and inserting in its place the following, effective as of January 1, 2006:
However, if the cash or deferred arrangements have different plan years, Employer Elective Contributions and other salary deferral contributions and elective contributions made during the Plan Year under all such arrangements shall be aggregated. Notwithstanding the foregoing, cash or deferred arrangements that are not permitted to be aggregated under Treasury Regulations issued under Code Section 401(k) shall be treated as separate arrangements.
3.
     Section 4.5 of the Plan, as so amended, is further amended by adding a new subsection (h) as follows, effective as of January 1, 2006:
     (h) In applying the limitations set forth in Sections 4.5 and 4.7, the Administrator may, at its option, utilize such testing procedures as may be permitted under Code Sections 401(a)(4), 401(k), 401(m) or 410(b), subject to any applicable limitations contained in the regulations, including, without limitation, (1) aggregation of the Plan with one or more other qualified plans of the Employer and the Affiliated Employers, (2) inclusion of qualified matching contributions, qualified non-elective contributions or elective deferrals described in, and meeting the requirements of, Treasury Regulations under Code Sections 401(k) and 401(m) made to any other qualified plan of the Employer and the Affiliated Employers, (3) exclusion of all Eligible Employees (other than Highly Compensated Employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A), or (4) any permissible combination thereof.
4.
     Section 4.7(e) of the Plan is amended by deleting the last sentence and inserting in its place the following, effective as of January 1, 2006:

However, if the plans have different plan years, all such contributions made during the Plan Year under all such plans shall be aggregated. Notwithstanding the foregoing, plans that are not permitted to be aggregated under Treasury Regulations issued under Code Section 401(m) shall be treated as separate plans.
5.
     Section 4.11 of the Plan is amended by adding the following new subsection (i) as follows, effective as of January 1, 2006:
     (i) Notwithstanding anything herein to the contrary, the Plan shall not accept as a rollover contribution any amounts distributed from a designated Roth account (as defined in Code Section 402A) or from a Roth IRA (as defined in Code Section 408A).
6.
     Section 6.12(a) of the Plan is amended by deleting the third sentence and inserting in is place the following, effective as of January 1, 2006:
Withdrawal under this Section is deemed to be on account of an immediate and heavy financial need of the Participant only if the withdrawal is for:
(1)	Expenses for (or necessary to obtain) medical care that would be deductible under Code section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2)	Costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

(3)	The payment of tuition, related educational fees and room and board expenses for up to the next twelve months of post-secondary education for the Participant, the Participant’s spouse, children or dependents (as defined in Code Section 152, and, for taxable years beginning on or after January 1, 2005, without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B));

(4)	Payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage of that residence;

(5)	Payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, children or dependents (as defined in Code Section 152, and, for taxable years beginning on or after January 1, 2005, without regard to Code section 152(d)(1)(B));

(6)	Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(7)	Any other financial need which the Commissioner of Internal Revenue, through the publication of revenue rulings, notices and other documents of general applicability, may from time to time designate as a deemed immediate and heavy financial need.
7.
     Section 6.12(b) is amended by deleting paragraph (2) and inserting in its place the following, effective as of January 1, 2006:
(2) The Participant has obtained all distributions and withdrawals (including distributions of ESOP dividends under Code Section 404(k) but not hardship distributions) and all nontaxable loans then available under all plans maintained by the Employer and all Affiliated Employers (including, without limitation, any qualified and nonqualified deferred compensation plans and any cash or deferred arrangement that is part of a cafeteria plan (other than mandatory employee contributions under a welfare plan or pension plan)).
8.
     Section 6.12(b), as so amended, is further amended by deleting paragraph (3) and inserting in its place the following, effective as of January 1, 2006:
(3) The Plan, and all other plans maintained by the Employer and all Affiliated Employers, provide that the Participant will suspend (or, the Participant, pursuant to a legally enforceable agreement, is required to suspend) elective deferrals and after-tax voluntary Employee contributions to the Plan and all other plans maintained by the Employer and all Affiliated Employers (including, without limitation, any nonqualified deferred compensation plan, any cash or deferred arrangement that is part of a cafeteria plan (other than mandatory employee contributions under a welfare plan or pension plan) and any stock option, stock purchase or similar plan) for six (6) months after receipt of the hardship distribution; and
9.
     Section 6.12(b), as so amended, is further amended by deleting paragraph (4), effective as of January 1, 2006.

10.
     Section 7.2(b) is amended in its entirety to provide as follows, effective as of January 1, 2006:
     (b) In the event of termination of the Plan in whole or in part, or upon the complete discontinuance of contributions, Accounts of affected Participants in the Trust Fund shall be settled and distributed under the provisions of Article VI, or, at the direction of the Company, as if each Participant in the Plan had then terminated employment with the Employer and all Affiliated Employers; provided, however, that Elective Contributions may only be distributed upon termination of the Plan if the Employer (and any related employer, as defined in Treas. Reg. Section 1.401(k)-6) does not establish or maintain another defined contribution plan (other than an employee stock ownership plan as defined in Code Sections 4975(e)(7) or 409(e)), a simplified employee pension plan under Code Section 408(k), a SIMPLE IRA under Code Section 408(p) or a plan or program described in Code Sections 403(b), 457(b) or 457(f). Distributions to a Participant shall be made in cash or through the purchase of irrevocable nontransferable deferred commitments from an insurer. Except as permitted by applicable Treasury Regulations, the termination of the Plan shall not result in the reduction of “Section 411(d)(6) protected benefits” in accordance with Section 7.1(c).
11.
     Except as otherwise provided herein, the provisions of the Plan are confirmed and ratified.
     IN WITNESS WHEREOF, this Second Amendment has been executed the day and year first above written, to be effective as specified herein.

BLUELINX CORPORATION
By:	/s/ Barbara V. Tinsley
	Name:	Barbara V. Tinsley
	Title:	General Counsel & Secretary

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